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                                                                   EXHIBIT 10(D)

                           ASSET PURCHASE AGREEMENT


                                    Between



               NEW HAMPSHIRE AND VERMONT RAILROAD COMPANY, INC.

                                      and

                   ST. LAWRENCE & ATLANTIC RAILROAD COMPANY



                   ----------------------------------------

                                     Dated

                               December 12, 1997


                   ----------------------------------------




--------------------------------------------------------------------------------

                           ASSET PURCHASE AGREEMENT


         ST. LAWRENCE & ATLANTIC RAILROAD COMPANY, a Delaware corporation ("Purchaser") and NEW HAMPSHIRE AND VERMONT RAILROAD COMPANY, INC., a Florida corporation (the "Seller") agree as follows:

1.       DEFINITIONS

         The following terms when used with initial capitalization in this Agreement, whether in the singular or the plural, have the meanings ascribed to them below:

         "Agreement" means this Asset Purchase Agreement, including its Appendices and Exhibits.

         "Assets" means the land, trackage and fixtures comprising a portion of the railroad right of way conveyed by the Boston and Maine Corporation (the "B&M") to the Seller by Release Deed dated May 27, 1992 (the "B&M Deed") and otherwise described as follows:

         A certain parcel or strip of railroad land of varying width together with the fixtures and improvements thereon, lying in the City of Groveton at Northumberland in the County of Coos County, New Hampshire, being a part of the railroad line formerly known as the "Groveton Branch" of the Boston and Maine Corporation, and being shown on Railroad Valuation Plans for Section 22, Maps 52 and 53, which plans are entitled "Right of Way and Track Map, The Concord & Montreal R.R. [sic], Operated by the Boston and Maine R.R. [sic]", dated June 30, 1914 and prepared by the Office of the Valuation Engineer of the Boston & Maine Railroad (predecessor of the Boston and Maine Corporation), and being more particularly described as follows:

                  Beginning in the City of Groveton at Northumberland, Coos County, New Hampshire, at a point shown on Valuation Plans for
                  Section 22, Map 53 at Station 2741+84 at the intersection with Purchaser's railroad right of way, thence running in a generally Southerly direction along said Valuation Section 22 to a point in the City of Groveton at Northumberland, Coos County, New Hampshire, shown on Valuation Plans for Section 22, Map __ at Station __________

The above assets are more particularly described within the heavy dashed lines shown on plans for Valuation Section 22, Map 53, duplicate copies of which have been initialed as of the date hereof by the Seller and the Purchaser for identification (the "Plans"). Unmarked copies of the Plans are on file with the State of New Hampshire Department of Transportation at Concord, New Hampshire.

         "Closing" has the meaning given to it in Section 8.1 of this Agreement.
                                                  -----------

         "Closing Date" has the meaning given to it in Section 8.2 of this
                                                       -----------
Agreement.

         "Contracts" means contracts, leases, commitments, agreements and arrangements.

         "Board" means the Surface Transportation Board established under 49 U.S.C. (S)10101 et seq. or any successor agency.

         "Environmental Law" means any law, judgment, decree, order, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. (S)6901 et seq.), CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended (Pub. L. 99-499, Pub. L. 99-563, Pub. L. 100-202 and Pub. L. 101-144), the Clean Water Act, as amended (33 U.S.C.
(S)1251 et seq.), the Clean Air Act, as amended (42 U.S.C. (S)7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. (S)2601 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. (S)300f et seq.), the Emergency Planning and Community Right-to-Know Act of 1986, as amended (42 U.S.C. (S)11001 et seq.) and any other federal, state or local statute, regulation, ordinance, order or decree pertaining to the environment.

         "Hazardous Material" includes, for purposes of this agreement, any substance or material: (a) the presence of which requires investigation or remediation under any federal, state or local law or regulation, (b) which is or becomes regulated by any federal, state or local governmental authority, including without limitation, any substance or waste material which is defined or listed as a "hazardous waste," "toxic waste," "extremely hazardous waste," "restricted hazardous waste," "industrial waste," "hazardous substance," "regulated substance," "solid waste," "special waste," "hazardous material," "pollutant" or "contaminant," or (c) which poses an unreasonable risk of injury to human health or the environment.

         "Permitted Encumbrances" means any

              (a) liens for taxes, assessments, levies, fees and other government charges not yet due or payable or which, if due and unpaid, are being contested in good faith and by appropriate proceedings,

              (b) mechanics' and materialmen's liens and similar charges incurred in the ordinary course of Seller's business which individually or in the aggregate do not materially interfere with railroad operations on the Assets as such operations are currently conducted,

              (c) utility easements, licenses or permits located on or crossing any portion of the Assets that do not materially interfere with railroad operations on the Assets as such operations are currently conducted,

              (d) road crossing agreements with governmental authorities or private parties that do not materially interfere with railroad operations on the Assets as such operations are currently conducted,

              (e) leases, easements, trackage rights agreements and tenancy agreements existing as of the date of this Agreement which are assumed by Purchaser in accordance with this Agreement,

              (f) rights of reverter which have not been violated and will not be violated as long as the affected real property is used for railroad purposes,

              (g) encumbrances specifically agreed to by Purchaser in a separate writing delivered to the Seller,

              (h) matters customarily excepted by title companies in their commitments for title insurance or title policies as "standard exceptions",

              (i) rights reserved to or vested in any governmental authority with respect to the Assets or their regulation, and

              (j) acts done by, through or under Purchaser, its employees, agents and contractors.

              (k) Any state of facts which an accurate survey or personal inspection would reveal.

              (l) Regulations of any governmental authority, agency, department or instrumentality having or claiming jurisdiction of or with respect to or affecting the Assets, including without limitation provisions of existing building, land use, subdivision control and zoning laws.

              (m) Encumbrances of record which do not materially and adversely affect the use of the Assets for railroad operations as they are currently conducted.

              (n) The reservation by any prior grantor of any right, title or interest to, or with respect to, the Assets, including without limitation such reservations as are contained in the B&M Deed; mineral rights and rights to prospect for and extract oil, gas and other hydrocarbon substances, minerals, ores and metals of every nature and kind in and under the Assets; and any lease, permit or agreement with respect to any such reservation; provided that such reservation does not materially and adversely affect the use of the Assets for railroad operations as they are currently conducted.

              (o) Encumbrances arising from the Local Rail Freight Assistance Contract listed on Appendix A.


         "Purchase Price" has the meaning given to it in Section 3.1 of this
                                                         -----------
Agreement.

         "Purchaser" means St. Lawrence & Atlantic Railroad Company, a Delaware corporation.

         "Seller" means New Hampshire and Vermont Railroad Company, Inc., a Florida corporation.

2.  PURCHASE AND SALE OF ASSETS; ASSIGNMENT OF CONTRACTS

    2.1. General. Under the terms and subject to the conditions contained in this Agreement, Seller agrees to sell, convey, transfer and deliver to Purchaser, and Purchaser agrees to purchase, on the Closing Date, all of the Assets.

    2.2. Assignment of Contracts. Contemporaneous with the transfer of the Assets to Purchaser, Seller agrees to assign and set-over to Purchaser all of such Seller's rights and interests under the Contracts listed on Appendix A hereto. Contemporaneous with the transfer of the Assets to Purchaser, the parties shall terminate all agreements currently in existence whereby Seller operates over Purchaser's track to serve the Wausau Paper Company facilities.

    2.3. Condition of Assets. SELLER AND PURCHASER AGREE THAT, EXCEPT AS PROVIDED HEREIN: (A) THE PURCHASER HAS INSPECTED THE ASSETS AND IS SATISFIED WITH THE CONDITION THEREOF IN EVERY RESPECT; (B) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE DESIGN, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, QUALITY OR WORKMANSHIP OF THE ASSETS; (C) SELLER SHALL NOT BE LIABLE TO THE PURCHASER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT) WITH RESPECT TO THE DESIGN, CONDITION, QUALITY, WORKMANSHIP, SAFETY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS; AND (D) AT THE CLOSING, PURCHASER SHALL TAKE THE ASSETS IN "AS IS AND WHERE IS" AND "WITH ALL FAULTS" CONDITION, AND SUBJECT TO ALL LIMITATIONS ON SELLER'S RIGHT, TITLE AND INTEREST TO THE ASSETS. THIS SECTION SHALL NOT DIMINISH OR OTHERWISE ALTER THE RIGHT OF PURCHASER SECTIONS 4 AND 7 HEREOF.
                                                 ----------------

    2.4. Title. The Assets shall be conveyed by a deed (the "Deed") in a form substantially identical to that attached hereto as Appendix B. Title to the Assets, upon Closing, shall be good and marketable, subject only to Permitted Encumbrances; Seller, for itself and its successors and assigns, warrants and covenants that at the time of the delivery of the Deed the Assets shall be free from all encumbrances made by Seller, except as shall be stated in the Deed, and shall warrant and defend the same to Buyer, it successors and assigns, forever against the lawful claims and demands of all persons claiming by, through or under Seller, but against none other. Except for the foregoing, Seller does not make, nor at Closing will make, any other warranty or covenant of title or otherwise.

3.  PURCHASE PRICE

    3.1. Amount of Purchase Price. The purchase price ("Purchase Price") for the Assets is $250,000, to be paid as follows:

          (a) Fifty Thousand Dollars ($50,000) to be paid to Seller as a fully refundable deposit of earnest money upon execution of this Agreement by all parties hereto, and

          (b) Two Hundred Thirty Thousand Dollars ($200,000) to be paid to Seller at the Closing hereunder.

    3.2. Payment of Purchase Price. All amounts due Seller hereunder shall be paid by wire transfer of immediately available funds to one or more bank accounts designated by Seller prior to the Closing or, at the Seller's sole election, by one or more checks issued by Purchaser.

    3.3. Reconciliation and Payment of Switching and Car Charges. At the Closing, the parties shall perform a reconciliation of any and all outstanding switching, car or similar charges owing between them relating to their respective operations prior to the Closing. The net amount owing by one party to the other shall be paid and discharged at the Closing.

4.   CHANGES IN ASSETS

    4.1. Loss of and Damage to Assets. If between the date of this Agreement and the Closing Date Assets with a fair market value in excess of $10,000 in the aggregate are sold, lost, destroyed or condemned, or suffer any material damage and are not replaced or repaired prior to the Closing Date, and such loss or damage is not caused by the negligent acts or omissions of Purchaser, then, at the option of Purchaser, either:

          (a)  the Purchase Price shall be reduced by the excess of

               1. the fair market value of the Assets immediately prior to the sale, loss, destruction, condemnation or damage, over

               2. the salvage value, if any, of the Assets immediately following the sale, loss, destruction, condemnation or damage;

          (b) no reduction to the Purchase Price shall be made, and the Seller shall, on the Closing Date, assign to Purchaser all sale, insurance or condemnation proceeds payable to the Seller on account of the loss, destruction, condemnation or damage pursuant to an assignment reasonably satisfactory to Purchaser and pay to Purchaser that portion, if any, of any deductible amount under any insurance applicable to the claim for loss, destruction or damage; or

          (c) the Agreement and the consummation of the transactions contemplated by this Agreement shall be terminated.

5.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS

    5.1. Liabilities to be Assumed. As of the Closing, Purchaser agrees to assume, discharge and pay in accordance with their respective terms and to become responsible for the liabilities and obligations of the Seller under all Contracts set forth on Appendix A, to the extent those liabilities and obligations accrue after the Closing.

    5.2. Liabilities Not to be Assumed. Except as expressly provided elsewhere in this Agreement, Purchaser shall not be obligated to assume any liability or obligation whatsoever, including but not limited to, the following:

          (a) obligations under any plan to which the Seller contributes pursuant to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, or under any other employee benefit plan, pension plan or similar plan; and

          (b) all claims against or obligations of Seller arising out of or in connection with any labor agreement or arrangement.

    5.3. Insurance. The provisions of this Section shall not be construed to constitute the assumption of any liabilities or obligations in a manner which would avoid the applicability of any insurance policy with respect to any event or circumstance arising prior to the Closing.

    5.4. No Third Party Rights. This Section is not intended to create any rights in favor of any person other than Purchaser and Seller.

    5.5. Proration of Taxes and Assessments. Seller shall pay any and all special taxes and/or assessments levied upon the Assets that are due and payable on or before the Closing Date. Thereafter, Purchaser shall pay any and all taxes and/or assessments due and payable after the Closing Date. Seller shall pay taxes, if any assessed on the Assets for the tax year prior to the year in which the Deed is delivered and its pro rata share of taxes for the tax year in which the Deed is delivered.

6.  REPRESENTATIONS AND WARRANTIES

    6.1. Representations and Warranties of Seller. To the best of each Seller's knowledge, information and belief, each Seller represents and warrants to Purchaser as follows:

          (a) Seller is a validly organized and existing corporation, in good standing under the laws of the state of its incorporation. Seller has the necessary authority to own property and conduct its business as now conducted in the State of New Hampshire and in such other states where it conducts business.

          (b) All necessary corporate action of Seller required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been taken. Subject to the effectiveness of the exemption or approval by the Board, (i) Seller has obtained all necessary governmental authorizations and approvals (or exemptions from or waivers of such authorizations or approvals) required in connection with this Agreement, and (ii) this Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting rights of creditors generally and general principles of equity.

          (c) The sale of the Assets and the consummation of the other transactions contemplated by this Agreement will not result in any breach of or default under, violate the conditions of, or accelerate any obligation under, Seller's articles of incorporation or bylaws or any material agreement, mortgage, lease, deed, order, law, judgment or rule to which Seller is a party or by which it is bound.

          (d) No agent, broker or other person acting pursuant to the authority or direction of Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          (e) Appendix A is a full and complete listing of all Contracts used by Seller in the operation of the Assets or related to the Assets.

          (f) Each Contract listed on Appendix A is in full force and effect and no default has occurred under any such Contract which would permit the other party to such Contract to terminate the Contract or otherwise refuse to perform its obligations thereunder, or which would otherwise have an adverse effect on the Assets or Purchaser's ability to operate the Assets as currently operated. Seller has not waived or assigned to any other person any of its rights under any of the Contracts on Appendix A, and each of those Contracts may be assigned to Purchaser without impairment of any rights under the Contract.

          (g) Except for Permitted Encumbrances, Seller is not a party to any indenture, security, contract or other agreement or subject to any judgment, order, writ or decree which would (A) impose any adverse condition upon Purchaser, the Assets or the operation of the Assets or result in the loss of any material rights currently possessed or used by Seller or otherwise adversely affect or materially restrict the Assets or the operation of the Assets as a result of the sale of the Assets to Purchaser as contemplated by this Agreement or (B) adversely affect Purchaser's ability to conduct the operations of the Assets following Closing as currently conducted.

          (h) There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller with respect to the Assets or the operation of the Assets in any court or before any federal, state, local or other governmental agency.

          (i) Seller has received no written notice from any governmental agency having authority (including, without limitation, any federal, state or local governmental agency) (A) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site included within the Assets listed on the National Priorities List (40 CFR Part 300 Appendix A (1990)); (B) that any Hazardous Substance has been discovered on a site included within the Assets; or (C) that any site included within the Assets is the subject of any ongoing or ordered remedial investigation, removal or other response action pursuant to any Environmental Law.

6.2. Representations and Warranties by Purchaser. To the best of its knowledge, information and belief, Purchaser represents and warrants to Seller as follows:

          (a) Purchaser is a validly organized and existing Delaware corporation, in good standing. Purchaser has full corporate power and authority to conduct its business as such business is now being conducted and to own and operate its properties.

          (b) All necessary corporate action of Purchaser required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been authorized and obtained. Subject to the effectiveness of the exemption or approval by the Board, (i) Purchaser has obtained all necessary governmental authorizations and approvals (or waivers of such authorizations or approvals) required in connection with this Agreement, and (ii) this Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting rights of creditors generally and general principles of equity.

          (c) The purchase of the Assets and the consummation of the transactions contemplated by this Agreement will not result in any breach of or default under, violate the conditions of or accelerate any obligation under Purchaser's certificate of incorporation, bylaws or any material agreement, mortgage, lease, deed, order, law, judgment or rule to which Purchaser is a party or by which it is bound.

          (d) No agent, broker or other person acting pursuant to the authority or direction of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          (e) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser in any court or before any federal, state, local or other governmental agency which, if decided adversely to the Purchaser, would prohibit the execution, delivery and performance of this Agreement by Purchaser.

    6.3. Survival. The representations and warranties contained in this Agreement shall survive the Closing and any termination of this Agreement and shall remain in full force and effect for five (5) years after the Closing.

7.  CONDITIONS TO THE CLOSING

    7.1. Obligation of Purchaser to Close. The obligation of Purchaser to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

          (b) Seller shall have removed prior to Closing all liens, security interests or other encumbrances, except for Permitted Encumbrances, if placed or caused to be placed on the Assets, including without limitation a release of the mortgage lien of B&M, insofar as such mortgage lien encumbers the Assets. Seller may use the Purchase Price, or any portion thereof, paid by the Purchaser at the Closing to clear the title of any mortgage or other title encumbrance not in accordance with the terms hereof, provided that any instrument so procured is delivered at Closing as a condition of Closing.

          (c) The Board shall have approved the transactions contemplated by this Agreement under the ICC Termination Act of 1995 or exempted the transactions contemplated by this Agreement from the provisions of the ICC Termination Act of 1995 requiring Board approval, and that approval or exemption shall have become final or effective (as the case may be).

          (d) The State of New Hampshire shall have waived in writing its right of first refusal to purchase the Assets pursuant to New Hampshire Rev. Stat. Ann. (S) 228; 60-b, or the time for such exercise shall have expired.

          (e) No condition shall have been imposed by the Board in connection with the transactions contemplated by this Agreement which has a material and significant adverse effect on the cost of the transaction or value of the transaction to Purchaser or on Purchaser's ability to own, use or operate the Assets taken as a whole in substantially the same manner as Seller owned, used or operated the Assets.

          (f) Purchaser shall have received an executed copy of each document, agreement and instrument referred to in this Agreement required to be executed and delivered by Seller prior to or at the Closing.

          (g) The transactions contemplated by this Agreement to whatever extent necessary shall have been performed pursuant to proper and requisite action taken by Seller under applicable law.

          (h) There shall not have been instituted or threatened on or before Closing, any action proceeding before any court or governmental agency or body or by a public authority to restrict or prohibit the acquisition by Purchaser of the Assets.

          (i) Purchaser shall have the approval and consent of its lender, which approval and consent shall be obtained no later than December 19, 1997.

          (j) Seller shall have executed an Interchange Agreement, in form and substance mutually acceptable to the parties, relating to their interchange operations after the Closing.

          (k) Purchaser shall have executed an agreement of assignment and assumption with respect to the Local Rail Freight Assistance Contracts listed on Appendix A and shall be reasonably satisfied that the encumbrances arising from such Contracts shall not materially adversely affect Purchaser's operations on the Assets.

    The satisfaction of any of the conditions set forth in this subsection may be waived by Purchaser in writing delivered at or prior to the Closing.

    7.2. Obligation of Seller to Close. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

          (a) Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

          (b) The Board shall have approved the transactions contemplated by this Agreement under the ICC Termination Act of 1995 or exempted the transactions contemplated by this Agreement from the provisions of the ICC Termination Act of 1995 requiring Board approval, and that approval or exemption shall have become final or effective (as the case may be).

          (c) The State of New Hampshire shall have waived in writing its right of first refusal to purchase the Assets pursuant to New Hampshire Rev. Stat. Ann. (S) 228; 60-b, or the time for such exercise shall have expired.

          (d) Seller shall have received an executed copy of each document, agreement and instrument referred to in this Agreement required to be executed and delivered by Purchaser prior to or at the Closing.

          (e) The transactions contemplated by this Agreement to whatever extent necessary shall have been performed pursuant to proper and requisite action taken by Purchaser under applicable law.

          (f) There shall not have been instituted or threatened on or before Closing, any action proceeding before any court or governmental agency or body or by a public authority to restrict or prohibit the acquisition by Purchaser of the Assets.

          (g) Purchaser shall have executed an Interchange Agreement, in form and substance mutually acceptable to the parties, relating to their interchange operations after the Closing.

    The satisfaction of any condition set forth in this subsection may be waived by Seller in writing delivered at or prior to the Closing.

8.  CLOSING

    8.1. Place of Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Purchaser located at 96 South George Street, Suite 400, York, PA, or at such other location as the parties may agree upon.

    8.2. Date and Time of Closing. The Closing shall take place at 10:00 a.m. Eastern Standard Time on December 19, 1997, or at such other time as the parties may agree upon.

    8.3.  Deliveries by Purchaser at Closing. At the Closing, Purchaser shall:

          (a)  Pay to Seller the balance of the Purchase Price.

          (b) Deliver to Seller its undertakings to assume, perform and discharge the liabilities and obligations of Seller to the extent assumed by Purchaser under this Agreement, and deliver such other documents or instruments as are required of Purchaser in order to effect or evidence the consummation of the transactions contemplated by this Agreement.

          (c) Purchaser shall take all other reasonable steps that Seller reasonably requests in order to effectuate the transactions contemplated by this Agreement.

    8.4.  Deliveries by Seller at Closing. At the Closing, Seller shall:

          (a) Deliver the Deed and such bills of sale, assignments, releases, satisfactions and other documents of transfer or release as are required or may be reasonably required to transfer the interests of Seller in the Assets to Purchaser consistent with the terms of this Agreement (which deeds, bills of sale, assignments and other documents may reflect payment of such specific portions of the Purchase Price as the parties shall agree upon, provided that such allocations and direction will not be inconsistent with Appendix C or the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended).

          (b) Furnish to Purchaser any consents to assignments necessary to transfer to Purchaser all of Seller's rights under the Contracts listed on Appendix A.

          (c) Furnish to Purchaser an affidavit as to Seller of the type referred to in Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, if Seller wishes to avoid the withholding of taxes as provided in Section 1445.

          (d) Take all other reasonable steps that Purchaser reasonably requests in order to effectuate the transactions contemplated by this Agreement, including the assignment of all Contracts that Purchaser is to assume pursuant to this Agreement.

9.  BOOKS AND RECORDS

    Prior to Closing, Seller will permit employees and agents of Purchaser (including consultants, accountants and attorneys) and its lenders, during normal business hours and on reasonable notice, to have access to Seller's properties for the purpose of inspecting the Assets and to inspect and copy Contracts, agreements, plans and other records reasonably relating to the Assets. Prior to and after Closing, Seller will cooperate with Purchaser to make available to Purchaser, under reasonable conditions, any records of Seller related to the Assets that may be useful to Purchaser in the ownership or operation of the Assets or the performance of obligations assumed by Purchaser.

10. OPERATIONS PRIOR TO CLOSING

    10.1. Operations Prior to Closing. Seller agrees that, except with the written consent of Purchaser, from the date of this Agreement to the
          Closing:

          (a) Seller will not grant (or make any material amendment to) any trackage rights, operating rights, licenses, permits, easements or encumbrances affecting the Assets;

          (b) Seller will not sell, lease, assign, mortgage, hypothecate or otherwise transfer or dispose of any of the Assets (other than Inventory used in the ordinary course of business);

          (c) Seller shall maintain, repair and renew the Assets in the ordinary course, consistent with past practices (and in any event to a condition equal to their condition on the date of this Agreement, ordinary wear and tear excepted);

          (d) Seller shall maintain in full force and effect insurance coverage (including any self-insurance programs) of the types and in the amounts in existence on October 15, 1997, with respect to the Assets;

          (e) Seller shall maintain in full force and effect all Contracts, licenses, authorizations and approvals necessary for or related to the operation and use of the Assets as currently operated and used; and

          (f) Seller shall cause all transportation contracts entered into after the date of this Agreement to either specifically permit or not prohibit assignment to a purchaser of the Assets.

11. CONSENTS AND APPROVALS

    11.1. Consents and Approvals. Purchaser and Seller each will cooperate and use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to prepare all necessary documentation, to effect promptly all necessary filings and to satisfy all other conditions and obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and all governmental entities necessary to consummate the transactions contemplated by this Agreement. Purchaser shall be solely responsible for filings or proceedings before the Board with respect to the approval of the acquisition of the Assets or securing an exemption from that approval. Seller will, without cost to Purchaser, cooperate in the filings and proceedings before the Board and provide any reasonably necessary data in connection with securing approval or exemption.

12. INDEMNIFICATION

    12.1. General Indemnity.

          (a)  Except as provided in Section 12.1(b), Seller shall defend,
                                     ---------------
               indemnify and hold harmless the Purchaser from and against any and all claims, obligations and liabilities, and all costs, expenses and reasonable attorneys' fees based upon or arising out of any obligations, liability, loss or damage of any kind or nature, including personal injury or death or property damage, whether contingent or otherwise, known or unknown, (i) arising out of Seller's ownership, operation, use or possession of the Assets prior to the Closing, (ii) arising from breach of Seller's representations and warranties under Section 6.1 or (iii) arising
                                                    -----------
               from conditions on the Assets prior to the Closing.

          (b)  Except as provided in Sections 12.1(a), Purchaser shall defend,
                                     ----------------
               indemnify and hold harmless the Seller from and against any and all claims, obligations and liabilities, and all costs, expenses and reasonable attorneys' fees based upon or arising out of any obligation, liability, loss or damage of any kind or nature, including personal injury or death or property damage, whether contingent or otherwise, known or unknown, (i) arising out of Purchaser's ownership, operation, use or possession of the Assets after the Closing,
               (ii) arising from breach of Purchaser's representations and warranties under Section 6.2, (iii) arising from conditions on
                                -----------
               the Assets after the Closing or (iv) arising out of the operation, use or possession of the Assets prior to the Closing by the Purchaser or any of the Purchaser's predecessors in interest whose liabilities and obligations with respect thereto Purchaser has assumed.

    12.2. Environmental Indemnity.

          (a)  Subject to Section 12.2(b), Seller shall defend, indemnify and
                          ---------------
               hold harmless Purchaser from and against any and all claims, obligations and liabilities, and all costs, expenses and reasonable attorneys' fees based upon or arising out of any obligation, liability, loss or damage of any kind or nature, whether contingent or otherwise, known or unknown, incurred under or imposed by any Environmental Law (including, without limitation, costs incurred for investigation, testing, remedial or corrective action) arising out of Seller's ownership, operation, use or possession of the Assets or arising from the Seller's offsite treatment, storage, transportation, disposal, management or migration of Hazardous Materials from the Assets, prior to the Closing.

          (b)  Subject to Section 12.2(a), Purchaser shall defend, indemnify and
                          ---------------
               hold harmless Seller from and against any and all claims, obligations and liabilities, and all costs, expenses and reasonable attorneys' fees based upon or arising out of any obligation, liability, loss or damage of any kind or nature, whether contingent or otherwise, known or unknown, incurred under or imposed by any Environmental Law (including, without limitation, costs incurred for investigation, testing, remedial or corrective action) arising out of Purchaser's, or any of the Purchaser's predecessors in interest whose liabilities and obligations with respect thereto Purchaser has assumed or to which Purchaser has succeeded, ownership, operation, use or possession of the Assets or arising from the Purchaser's, or any of the Purchaser's predecessors in interest whose liabilities and obligations with respect thereto Purchaser has assumed or to which Purchaser has succeeded, offsite treatment, storage, transportation, disposal, management or migration of Hazardous Materials from the Assets, prior to or after the Closing.

          (c) If any condition on the Assets prior to the Closing or if any off-site treatment, storage, transportation, disposal, management or migration of Hazardous Materials prior to the Closing has been proximately caused by Purchaser or any of Purchaser's predecessors in interest whose liabilities and obligations with respect thereto Purchaser has assumed or to which Purchaser has succeeded, then in such event, and to the extent of any such causation and assumption, Seller shall not have any obligation under Section 12.2(a), and Purchaser shall defend, indemnify and
                     ---------------
               hold Seller harmless from and against
               any and all such claims, obligations and liabilities, and all such costs, expenses and reasonable attorneys' fees with respect thereto or arising therefrom.

          (d) If any condition on the Assets prior to the Closing or if any off-site treatment, storage, transportation, disposal, management or migration of Hazardous Materials prior to the Closing has been proximately caused by Seller, then in such event, and to the extent of any such causation and assumption, Purchaser shall not have any obligation under Section 12.2(b), and Seller shall
                                         ---------------
               defend, indemnify and hold Purchaser harmless from and against any and all such claims, obligations and liabilities, and all such costs, expenses and reasonable attorneys' fees with respect thereto or arising therefrom.

    12.3. Indemnification Procedures.

          (a) The party seeking indemnification pursuant to this Section 12 above (the "Indemnified Party") shall give the party obligated to indemnify (the "Indemnifying Party") notice of any claim or assertion of liability by a third party with respect to which the Indemnified Party is seeking indemnification (a "Claim").

          (b) The Indemnifying Party shall have the right to undertake the defense of such Claim (by counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party) at the Indemnifying Party's sole risk and cost. Notwithstanding the fact that the Indemnifying Party undertakes the defense of a Claim, if there is a reasonable probability that the Claim may materially and adversely affect the Indemnified Party, the Indemnified Party (by counsel or through other representatives of its own choosing) shall have the right, at its expense, to participate in the defense, compromise or settlement of the Claim.

          (c) If the Indemnifying Party undertakes the defense of a Claim, (i) the Indemnifying Party shall keep the Indemnified Party informed of the status of the defense and furnish the Indemnified Party with copies of all documents, instruments and information reasonably requested by the Indemnified Party in connection with the Claim; (ii) the Indemnified Party (by counsel or other representatives of its own choosing and at its own expense) shall have the right to consult with the Indemnifying Party (and its counsel and representatives) concerning the Claim, and the Indemnifying Party and the Indemnified Party (and their respective counsel and representatives) shall cooperate with respect to the Claim; and (iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise a Claim or consent to the entry of a judgment without obtaining from the claimant or plaintiff an unconditional release of all liability of the Indemnified Party in respect of such Claim in a form satisfactory to the Indemnified Party and under circumstances which do not require the Indemnified Party to pay any money or consent to the taking or withholding of any action affecting it or any of its properties, assets or businesses.

          (d) If the Indemnifying Party does not elect to undertake the defense of a Claim or fails to defend the Claim within a reasonable time after notice of the Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Claim (by counsel or other representatives of the Indemnified Party's own choosing) on behalf of, for the account of and at the risk and cost of the Indemnifying Party. In such event, the Indemnifying Party shall pay (in addition to any other sums required to be paid under the terms of this Agreement) the costs and expenses incurred by the Indemnified Party in connection with the defense, settlement or compromise of the Claim as and when those costs are incurred.

13. TERMINATION

    13.1. Grounds for Termination. This Agreement and the consummation of the transactions contemplated by this Agreement may be terminated prior to the Closing:

          (a)  By the agreement in writing of Seller and Purchaser at any time,

          (b) By either Purchaser or Seller if the Closing does not occur prior to January 16, 1998, and the failure of the Closing to occur is not due to the fault of, or breach of this Agreement by, either party,

          (c)  By Purchaser, pursuant to Section 4.1 hereof,
                                         -----------

          (d) By Purchaser, if Purchaser does not have the approval and consent of its lender on or before December 19, 1997, pursuant to Section
                                                                         -------
               7.1(i) hereof,
               ------

          (e) By Purchaser, by written notice to Seller, if there has been a failure by Seller to comply with any of its material obligations under this Agreement, and such material failure has not been cured after 30 days' notice,

          (f) By Seller, by written notice to Purchaser, if there has been a failure by Purchaser to comply with any of its material obligations under this Agreement, and such material failure has not been cured after 30 days' notice, or

          (g) By either Purchaser or Seller if the Board shall have disapproved the transactions contemplated by this Agreement and such disapproval shall have become final and not subject to further proceedings or appeal, whether by lapse of time or otherwise.

    Termination by Purchaser or Seller pursuant to paragraphs (c) or (d) above shall not relieve the non-terminating party of any liability for breach.

14. MISCELLANEOUS

    14.1. Movement of Seller Equipment to Danville Junction. Within three years after the Closing Date, Purchaser shall move up to 5 pieces of railroad rolling stock free of charge for Seller from Groveton to Danville Junction, provided that such pieces of equipment are capable of safe movement on their own wheels and provided further that Seller shall release and forever defend, indemnify and hold harmless the Purchaser from and against any and all claims and liabilities arising from such moves, other than as a result of Purchaser's gross negligence.

    14.2. Title and Other Descriptions. Prior to the Closing, the description of the Assets may be changed by mutual agreement of Purchaser and Seller to add or delete items of tangible property or Contracts. From time to time after the Closing, at Purchaser's request and without further consideration, Seller will execute and deliver other instruments of conveyance and transfer and take other actions as Purchaser reasonably requires to convey, transfer to and vest in Purchaser whatever title Seller may have in and to the Assets, and to put Purchaser in possession of the Assets. In the case of Contracts and rights, if any, that cannot be transferred effectively without the consent of third parties, Seller will request these consents promptly and will make all reasonable efforts to obtain the consents. From time to time after the Closing, at Seller's request and without further consideration, Purchaser will execute and deliver other instruments of conveyance, transfer and assumption and take other actions as Seller reasonably requires to assume the liabilities and obligations of Seller to be assumed by Purchaser pursuant to this Agreement.

    14.3. Waiver. Purchaser may in writing extend the time for or waive performance of any of the obligations of Seller under this Agreement. Seller may in writing take similar action with respect to the obligations of Purchaser under this Agreement.

    14.4. Expenses. Purchaser shall be responsible for and shall pay all expenses, including attorney's fees, incurred by Purchaser in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, and Seller shall be responsible for and shall pay all expenses, including attorney's fees, incurred by Seller in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Sales, use, gross receipts, transfer taxes, recording fees excise or similar taxes or governmental charges arising or levied with respect to the sale and transfer of the Assets shall be the sole and exclusive responsibility of the Purchaser.

    14.5. Transitional Matters. Prior to the Closing, Purchaser and Seller may agree on different or additional procedures to implement their respective rights and obligations, including procedures which are required to minimize or avoid any disruption of the settlement of interline accounts by draft in the normal course of business.

    14.6. Information Releases. No press release, information release or other public or private announcement of the existence of this Agreement or of the pendency of the transactions contemplated by this Agreement shall be made by any party without the prior approval of the other party, except as may be required by law or the rules of the Securities and Exchange Commission and the NASDAQ.

    14.7. Entire Agreement. This Agreement, including the Appendices and Exhibits attached to this Agreement, constitutes the entire agreement and understanding between Seller and Purchaser with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

    14.8. Choice of Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Hampshire, including for the purposes of choice of law, as though all acts and omissions related to this Agreement occurred in New Hampshire.

    14.9. Severability. The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability; the unenforceability of any provision of this Agreement in a specific situation shall not affect the enforceability of that provision in other situations or of other provisions of this Agreement.

    14.10. Counterparts. This Agreement may be executed in two or more original counterparts, each of which shall for all purposes be considered an original of this Agreement.

    14.11. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

    14.12. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the respective successors and assigns of the parties. Purchaser may assign its rights under this Agreement, in whole or in part, to the Parent or to another a wholly-owned subsidiary of Parent.

    14.13. Notices. All notices given pursuant to this Agreement shall be delivered by hand, sent by United States registered or certified mail, postage prepaid, delivered by recognized express mail or overnight courier service, or delivered by electronic facsimile with a confirmation copy delivered by any of the preceding methods, addressed as follows (or to another address or person as a party may specify on notice to the other):

         (a)      If to Seller:

                           New Hampshire and Vermont Railroad Company, Inc. 416 Main Street
                           Trenton, FL  32693
                           Attention:  Mr. Clyde S. Forbes, Jr.

                           with a copy to:

                           David H. Anderson, Esq.
                           288 Littleton Road, Suite 21
                           Westford, MA  01886

         (b)      If to Purchaser:

                           St. Lawrence & Atlantic Railroad Company
                           96 South George Street, Suite 400
                           York, PA 17401
                           Attention:  Mr. Robert Grossman

         IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date written on the cover page.

                           New Hampshire and Vermont Railroad Company, Inc.



                           By: /s/ Clyde S. Forbes, Jr.
                              ---------------------------------------
                               Clyde S. Forbes, Jr.
                               President


                           St. Lawrence & Atlantic Railroad Company



                           By: /s/ Robert Grossman
                              ---------------------------------------
                               Robert Grossman
                               Chairman & CEO